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                                                                   EXHIBIT T3A-5



                            CERTIFICATE OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION

         The undersigned certify that:

         1. They are the President and the Secretary, respectively, of QUALCOMM PCS Mexico, Inc., a California corporation.

         2. Article I of the Articles of Incorporation of this corporation is amended to read as follows:

                           The name of the corporation is Leap PCS Mexico, Inc.

         3. The foregoing amendment of Articles of Incorporation has been duly approved by the board of directors.

         4. The foregoing amendment of Articles of Incorporation has been approved by the written consent of the corporation's sole shareholder in accordance with Sections 902 and 603 of the California Corporations Code. The total number of outstanding shares of the corporation is 1,000. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

         We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Dated:  January 25, 1999

                                  /s/ Harvey White
                                  --------------------------------------------
                                  Harvey White
                                  President

                                  /s/ James Hoffman
                                  --------------------------------------------
                                  James Hoffman
                                  Secretary

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                            ARTICLES OF INCORPORATION

                                       OF

                            QUALCOMM PCS Mexico, Inc.

                                        I

                  The name of the corporation is QUALCOMM PCS Mexico, Inc.

                                       II

                  The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                       III

                  The name and address in the State of California of this corporation's initial agent for service of process is:

                                Steven R. Altman
                                6455 Lusk Blvd.
                                San Diego, California 92121

                                       IV

                  This corporation is authorized to issue only one class of shares of stock and the total number of shares which this corporation is authorized to issue is One Million (1,000,000).

                                        V

                  The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law, as such law exists from time to time.

                                       VI

                  This corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by
Section 317 of the California Corporations Code, subject only to applicable limits set forth in Section 204 of the California Corporations Code.

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                                       VII

                  This corporation shall have power to purchase and maintain insurance on behalf of any agent of the corporation against any liability asserted against or incurred by the agent in such capacity or arising out of the agent's status as such whether or not the corporation would have the power to indemnify the agent against such liability under the provisions of the California Corporations Code. The fact that this corporation owns all or a portion of the shares of the company issuing a policy of insurance shall not render this Article void if any policy issued by such company is limited to the extent required by applicable California law.

                  DATED:  October 2, 1997

                                             /s/ James E. Hoffman
                                             -----------------------------------
                                             James E. Hoffman
                                             Incorporator